Exhibit 10.21
National Retail Properties, Inc.
Performance Shares Award Agreement

This Performance Shares Award Agreement (this “Agreement”) is entered into between National Retail Properties, Inc., a Maryland corporation (the “Company”), and _______________ (the “Participant”) pursuant to the Stock Award granted to the Participant effective as of __________, 20___ (the “Date of Grant”), pursuant to the terms of and under the National Retail Properties, Inc. 2007 Performance Incentive Plan (the “Plan”). In consideration of the mutual promises and covenants made herein and the terms and conditions of the Plan, which is wholly incorporated herein by reference, the parties hereby agree as follows:

1.    Definitions. All terms defined in the Participant’s Employment Agreement, as defined herein, shall have the same meaning herein whether or not specifically defined herein or in the Plan. All terms defined within the Plan shall have the same meaning herein whether specifically defined herein or not. Additionally, the following definitions shall apply to this Agreement:

(a)	Cause shall have the meaning ascribed to that term in the Employment Agreement.

(b)	Certification Date shall mean the date that the Compensation Committee of the Board of Directors of the Company makes a written determination as to whether the Performance Objectives were met.

(c)
Change of Control shall have the meaning ascribed to that term in Section 2.E. of the Plan and such definition shall not be changed by the subsequent replacement of or superseding of said Plan after the date of this Agreement.

(d)	Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

(e)	Disability shall have the meaning ascribed to that term in the Employment Agreement.

(f)
Dividend Equivalent Payment shall mean a payment under Section 4 of this Agreement in an amount equal to the accumulated value of cash dividends and other cash distributions that would have been paid to the Participant on the shares of Unvested Performance Shares if they were vested from the Date of Grant until they become vested.

(g)
Employment Agreement shall mean that certain Employment Agreement dated __________, 20___, between the Participant and the Company which is in effect on the date of this Agreement[, as amended on __________, _____.]

(h)	Good Reason shall have the meaning ascribed to that term in the Employment Agreement.

(i)	Performance Shares shall mean the Stock Award that is the subject of this Agreement.

(j)	Term shall have the meaning ascribed to that term in the Employment Agreement.

(k)	Unvested Performance Shares shall mean shares of Performance Shares that are subject to forfeiture under the terms of this Agreement.

(l)	Vested Performance Shares shall mean shares of Performance Shares that are not subject to forfeiture under the terms of this Agreement.

To the extent there is a conflict between the definition given to a defined term in this Agreement, the Plan and the Employment Agreement, the definition in the Employment Agreement shall control, or if no definition is contained in the Employment Agreement, the definition in the Plan shall control.

2.    Award. As of the Date of Grant, the Company hereby awards and grants to the Participant a Performance Shares Award of __________ shares of Common Stock of the Company (collectively, the “Performance Shares”).

3.	Vesting.

(a)
Except as otherwise provided in this Section 3, shares of Unvested Performance Shares shall vest on the Certification Date only if and to the extent (i) the Participant remains in Continuous Service through January 1, 20___, and (ii) the Company attains the performance goals during the performance period ending December 31, 20___, as set forth on Appendix A hereto (the “Performance Objectives”). The Compensation Committee shall make its certification before March 15, 20___. No vesting shall occur for performance below Threshold and the full number of share shall vest for performance that is equal to or greater than Maximum, as set forth on Appendix A. The shares of Unvested Performance Shares which do not vest shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Performance Shares.

(b)
In the event that the Participant’s employment is terminated as a result of death or Disability, at any time between the Grant Date and December 31, 20___, the Participant shall vest in the Performance Shares at Target (as set forth in Appendix A), regardless of whether the Performance Objectives are attained, with such vesting occurring as of the day before the termination of employment. The shares of Unvested Performance Shares which do not vest shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Performance Shares.

(c)
In the event the Participant’s employment terminates prior to December 31, 20___, by reason of the non-renewal of the Term of the Employment Agreement by the Company, whether at the end of the current Term or any extended Term of the Employment Agreement, to the extent the Performance Objectives are attained as set forth on Appendix A, the Participant shall be entitled to vest in the Performance Shares in a pro-rated amount based on the date of the Participant’s termination of employment, subject to the Compensation Committee certification provided for in Section 3(a) of this Agreement. The shares of Unvested Performance Shares which do not vest shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Performance Shares.

(d)
In the event the Participant’s employment terminates prior to December 31, 20___, by reason of the Company’s termination of the Participant without Cause or the Participant’s termination of employment for Good Reason, to the extent the Performance Objectives are attained as set forth on Appendix A, the Participant shall be entitled to vest in the Performance Shares in accordance with Section 3(a) above without any reduction or limitation as a result of said prior termination, subject to the Compensation Committee certification provided for in Section 3(a) of this Agreement. The shares of Unvested Performance Shares which do not vest shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Performance Shares.

(e)
In the event there is a Change of Control, as defined in the Plan, then the Participant shall vest in the Performance Shares at Target as of the effective date of any such Change of Control; provided that (i) if the Participant has previously been terminated from employment as described under Section 3(c) and the Change of Control occurs prior to the vesting of unvested Performance Shares provided for under Section 3(c), the Participant shall vest in the Performance Shares in a pro-rated amount at Target based on the date of the Participant’s termination of employment, and any other rights in respect of the vesting of Unvested Performance Shares under Section 3(c) shall be cancelled and of no further force and effect, and (ii) if the Participant has previously been terminated from employment as described under Section 3(d) and the Change of Control occurs prior to the vesting of Unvested Performance Shares provided for under Section 3(d), then the Participant shall vest in the Performance Shares at Target as of the effective date of any such Change of Control, and any other rights in respect of the vesting of Unvested Performance Shares under Section 3(d) shall be cancelled and of no further force and effect. The shares of Unvested Performance Shares which do not vest shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Performance Shares.

(f)
In the event the Participant’s employment is terminated for Cause or if the Participant terminates his/her employment without Good Reason prior to December 31, 20___, all Unvested Performance Shares shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Performance Shares.

(g)
Except as is provided in Section 9 of the Plan, any adjustment to an award of Performance Shares pursuant to Section 9 of the Plan shall not change the ratio of Unvested Performance Shares to Vested Performance Shares.

(h)
If the Participant is entitled to vest in a pro-rata portion of the Performance Shares, the number of shares of Unvested Performance Shares which vest shall be determined by multiplying the number of shares eligible to vest based on attainment of Performance Objectives by a fraction, the numerator of which is the number of days elapsed between January 1, 20___, and the date of the termination of employment, and the denominator of which is 1,096. For example, if the vesting based on attainment of Performance Objectives is determined to be at Target and the Participant completed 100 days of Continuous Service from January 1, 20___, the pro-rata vested amount would be equal to the number of shares vested at Target (as provided on Appendix A) times (100 divided by 1,096).

4.Dividends and Distributions on Unvested Performance Shares. Cash dividends and other cash distributions with respect to shares of Unvested Performance Shares shall not be paid. However, upon vesting, the Participant shall be entitled to receive a cash Dividend Equivalent Payment by the Company. The Dividend Equivalent Payment shall be made by the Company within thirty (30) days of the date on which the shares of Performance Shares with respect to which the Dividend Equivalent Payment is due vest but in no event later than the earlier of (i) March 15 of the year following the year during which the right to receive the Dividend Equivalent Payment is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) _________, 20___.

In the event of the declaration of a stock dividend, the declaration of a distribution with respect to the shares of Unvested Performance Shares or in the event of a stock split, a recapitalization, a merger or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property which are distributed with respect to Unvested Performance Shares shall immediately be subject to the vesting and other restrictions of this Agreement to the same extent as the Unvested Performance Shares to which such distributed property relates.

5.Shareholder Rights and Restrictions on Transfer. Except as provided in Section 4 of this Agreement, the Participant shall have all rights of a stockholder with respect to each share of Unvested Performance Shares; provided, however, that (i) the Participant, will not have voting rights on the shares of Unvested Performance Shares, (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Unvested Performance Shares, (iii) the Company shall retain custody of the certificates evidencing shares of Unvested Performance Shares, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to shares of Unvested Performance Shares. The limitations set forth in the preceding sentence shall not apply to shares of Unvested Performance Shares once such shares become Vested Performance Shares. If any transfer or other disposition of shares of Unvested Performance Shares is made or attempted, such transfer shall be null and void and of no force and effect, and in addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by action for specific performance (to the extent permitted by law) and the Company shall refuse to recognize any transferee as one of its shareholders for any purpose, including without limitation for purposes of dividend and voting rights. This Agreement shall be binding upon the Participant and his heirs, representatives, successors and assigns.

6.Stock Legends. In addition to such other legends that the Company determines are necessary and appropriate pursuant to the Plan, each certificate of Common Stock issued pursuant to this Agreement shall bear on its face the following legend:

The shares represented by this certificate are subject to restrictions on transfer, a copy of the terms of which will be furnished by the Company to the holder of this certificate upon written request and without charge.

7.Tax Matters. You agree that you will not file an election under Section 83(b) of the Code with respect to the Performance Shares covered by this Agreement. In accordance with Internal Revenue Service (“IRS”) rules and regulations and assuming the Participant has not filed a timely election under Section 83(b) of the Code, the Company is treated as the owner for Federal income tax purposes of shares of Unvested Performance Shares and all Dividend Equivalent Payments paid to the Participant shall be classified as wages and included in the Participant’s Form W-2 in the year of payment to the Participant. Each dividend or other distribution payable with respect to the Unvested Performance Shares will be remitted to the Company from the Company’s transfer agent to facilitate compliance with Section 4 of this Agreement. The amount of the dividend paid on the Participant’s Vested Performance Shares shall be reported as dividend income on Form 1099-DIV, which is prepared by and delivered to the Participant directly from the transfer agent.

Upon removal of the restrictions on the Unvested Performance Shares, a taxable event will occur and the Participant will be responsible for payment of taxes due.

In the event that the Participant, in violation of the first sentence of this Section 7, files an election under Section 83(b) of the Code with respect to the shares of Unvested Performance Shares covered by this Agreement, all such Unvested Performance Shares shall, immediately prior to such filing and without notice, be forfeited by the Participant and the Participant shall have no rights with respect to such Unvested Performance Shares as of and subsequent to the date of such filing.

8.Right to Continued Services. Nothing herein shall confer upon the Participant any right to continued employment by the Company or any subsidiaries or affiliates or to continued service as a Director or limit in any way the right of the Company or any subsidiary or affiliate at any time to terminate or alter the terms of that employment or services as a Director.

9.Prior Agreements. This Agreement, the Plan and certain definitions under the Employment Agreement constitute the entire understanding between the Participant and the Company regarding this Stock Award. Notwithstanding the terms of the Employment Agreement, or any other agreement between the Participant and the Company, the Performance Shares awarded to the Participant under this Agreement shall vest only in accordance with the terms of this Agreement and any applicable vesting or accelerated vesting provisions contained in the Employment Agreement or any other agreement between the Participant and the Company are superseded by the terms of this Agreement.

10.Acceptance of Agreement. The shares of the Performance Shares are granted subject to all of the applicable terms and provisions of the Plan and this Agreement. The terms and provisions of the Plan are incorporated by reference herein. The Participant accepts and agrees to be bound by all the terms and conditions hereof.

11.Section 409A Compliance. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under Section 409A of the Code. To the extent that any such amount or benefit is or becomes subject to Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Participant is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and as determined by the Company) on the date of termination of the Executive's employment and the Company reasonably determines that any amount or benefit payable under this Agreement payable due to the Participant’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code (“Separation Date”), constitutes nonqualified deferred compensation that will subject the Participant to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or benefit if paid or provided at the time specified in this Agreement, then the payment provision thereof shall be postponed to the first business day following the six month anniversary of the Participant’s Separation Date or, if earlier, the date of the Participant’s death.

Executed as of the _____ day of __________, 20___.

National Retail Properties, Inc.

By:
Name:
Title:    Chairman of the Compensation Committee

I have read the Agreement and the Plan and agree to the terms of this Stock Award, including, but not limited to, the vesting terms provided in Sections 3 and 4, and the provisions of Section 9. I acknowledge and accept that such vesting terms may be different than vesting terms described in my Employment Agreement and that the vesting terms provided for in this Agreement shall control the Stock Award granted hereunder.

Participant:

By:
Name:

Appendix A

Performance Objectives for 20___ Executive Compensation Program

[Participant’s Name]

Performance will be based on NNN’s total shareholder return for the three-year period ending December 31, 20___, compared to the total return for companies in the NAREIT All Equity REIT Index (the “Comparator Group”).

Vesting Based on NNN’s Relative Performance Ranking
Performance Level	NNN Percentile Rank vs. Comparator Group	REITs in the NAREIT All Equity Index
Maximum	75th Percentile
Target	50th Percentile
Threshold	33rd Percentile

Straight line interpolation will be used to determine award funding levels for results in between threshold and target or between target and maximum levels. No payment or release of restrictions on shares shall occur until the Compensation Committee certifies in writing the performance achieved.

Companies must be in their applicable comparator group for the entire 3-year performance cycle in order to be included in the percentile ranking calculations.